EXHIBIT 21.1

SSI INVESTMENTS II LIMITED

SIGNIFICANT SUBSIDIARIES

SUBSIDIARIES	JURISDICTION

SSI Co-Issuer LLC	Delaware
SSI Investments III Limited	Ireland
SkillSoft Limited	Ireland
SkillSoft Corporation	Delaware
SkillSoft Ireland Limited	Ireland
SkillSoft U.K. Limited	England
SkillSoft Asia Pacific Pty Ltd	Australia
Books24x7.com, Inc.	Massachusetts
SkillSoft Finance Limited	Grand Cayman
CBT (Technology) Limited	Ireland
SkillSoft Canada, Ltd.	Canada
SmartForce Business Skills Ltd	Ireland
SkillSoft New Zealand Ltd	New Zealand
SkillSoft France SARL	France
SkillSoft Asia Pacific PTE Ltd	Singapore
Targeted Learning Corporation	Maine
NETg GmbH	Germany
SkillSoft NETg Limited	England
SS Software Service India Private Limited	India